EXHIBIT 18.1

Preferability Letter Regarding Change in Accounting Principle

March 6, 2009

Board of Directors and Management

Hormel Foods Corporation

Austin, Minnesota

Note A of Notes to the Unaudited Consolidated Financial Statements of Hormel Foods Corporation included in its Form 10-Q for the period ended January 25, 2009 describes a change in the classification of shipping and handling costs from selling and delivery to cost of products sold.  We conclude that such change in classification is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances.  We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to October 26, 2008, and therefore we do not express any opinion on any financial statements of Hormel Foods Corporation subsequent to that date.

Very truly yours,

/s/ Ernst & Young LLP